NEWS RELEASE

Coeur Reports Second Quarter 2021 Results
Reaffirms Production Guidance; Updates Cost and Capital Expenditure Guidance

Chicago, Illinois - July 28, 2021 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported second quarter 2021 financial results, including revenue of $214.9 million, cash flow from operating activities of $58.1 million and GAAP net income from continuing operations of $32.1 million, or $0.13 per share. On an adjusted basis1, the Company reported EBITDA of $52.7 million, cash flow from operating activities before changes in working capital of $31.4 million and net loss from continuing operations of $0.8 million, or $0.00 per share.

Key Highlights
•Quarterly revenue and cash flow growth – Revenue increased 6% quarter-over-quarter and 39% year-over-year due to higher gold and silver ounces sold and a higher average realized silver price. Operating cash flow improved by $62.4 million quarter-over-quarter and $48.1 million year-over-year to $58.1 million
•Higher quarterly production and stronger expected second half – Gold production increased 2% quarter-over-quarter to 87,275 ounces led by a 27% improvement at Wharf, while silver production of 2.6 million ounces was 8% higher largely due to a 15% increase at Rochester. Year-over-year, gold and silver production increased 12% and 60%, respectively, driven by increases at Palmarejo and Rochester. Production levels are expected to continue climbing in the second half of the year and be within the Company’s full-year guidance of 322,500 - 367,500 ounces of gold and 9.7 - 12.2 million ounces of silver
•New quarterly drilling record from largest exploration campaign in Company history – A new quarterly record was achieved during the period with the completion of approximately 320,400 feet (97,675 meters) of drilling and 27 currently active drill rigs. Investment in exploration totaled approximately $18.6 million ($12.4 million expensed and $6.2 million capitalized) in the quarter with significant increases in drilling activity at Palmarejo and Rochester as well as the Crown district in southern Nevada
•Rochester expansion progressing according to schedule – Coeur advanced major construction on the Plan of Operations Amendment 11 (“POA 11”) expansion at Rochester on schedule, with solid ongoing environmental and safety performance. Placement of over-liner material on the new Stage VI leach pad commenced approximately six weeks ahead of schedule, and concrete foundation work for the Merrill-Crowe process plant and crusher corridor is scheduled to begin in the third quarter. Overall project progress was approximately 31% complete at the end of the second quarter
•Accelerating investment at Silvertip based on positive results – The Company is increasing its investment at Silvertip during the second half of 2021 to complete several surface projects to support a potential restart of active mining and processing activities in 2023
•Strategic investment in Victoria – Coeur acquired a 17.8% ownership interest in Victoria Gold Corp. (“Victoria”) during the second quarter for consideration of approximately $118.8 million. Victoria owns and operates the new open pit, heap leach Eagle gold mine located in central Yukon Territory,

Canada. The investment is consistent with the Company’s strategy and complements its existing portfolio of gold and silver assets located in high-quality jurisdictions

“Second quarter revenue and cash flow increased quarter-over-quarter and year-over-year, primarily due to stronger silver production from our Palmarejo and Rochester operations as well as higher average realized silver prices,” said Mitchell J. Krebs, President and Chief Executive Officer. “We anticipate production to continue increasing during the second half of 2021, particularly from our Wharf and Rochester operations, and expect to achieve our full-year production guidance for both gold and silver. We also accelerated investment on the POA 11 expansion project at Rochester during the quarter. Construction is advancing on schedule and is expected to be largely completed late next year, leading to an anticipated step change in production and cash flow despite seeing some early signs of inflationary pressures in certain areas. ”
Mr. Krebs continued, “Similarly, we continued to increase our investment in exploration and established a new quarterly drilling record, which is leading to additional positive results from the largest campaign in Company history. A third source of high-return organic growth is the potential expansion and restart of our Silvertip mine in northern British Columbia. We are accelerating investment at Silvertip to take advantage of the current construction season based on positive results from our exploration and technical programs to preserve the option of a potential restart in 2023. Finally, we further bolstered our portfolio by acquiring a 17.8% interest in Victoria, which aligns with our strategy of having a balanced collection of long-life, low-cost precious metals assets in high-quality jurisdictions that can generate strong returns for our stockholders.”
“Collectively, these initiatives reflect our strategy of discovering, developing and operating a balanced, multi-asset portfolio of precious metals assets located in high-quality jurisdictions to maximize free cash flow, returns and net asset value. Together with a flexible balance sheet and industry-leading environmental, social and governance practices, we believe we are well positioned to deliver solid results and generate meaningful value for our stockholders,” concluded Mr. Krebs.

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold/silver ounces produced & sold, and per-ounce metrics)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Gold Sales	$146.2	$138.3	$162.0	$167.1	$127.9
Silver Sales	$68.7	$63.8	$66.4	$62.6	$26.3
Consolidated Revenue	$214.9	$202.1	$228.3	$229.7	$154.2
Costs Applicable to Sales[2]	$132.6	$108.1	$118.6	$112.8	$90.0
General and Administrative Expenses	$10.5	$11.6	$8.4	$7.8	$8.6
Net Income (Loss)	$32.1	$2.1	$11.9	$26.9	$(1.2)
Net Income (Loss) Per Share	$0.13	$0.01	$0.05	$0.11	$(0.01)
Adjusted Net Income (Loss)[1]	$(0.8)	$13.9	$19.1	$38.2	$2.6
Adjusted Net Income (Loss)[1] Per Share	$0.00	$0.06	$0.08	$0.16	$0.01
Weighted Average Shares Outstanding	252.1	244.5	244.3	243.8	240.9
EBITDA[1]	$84.6	$49.7	$76.7	$77.3	$35.3
Adjusted EBITDA[1]	$52.7	$65.9	$84.0	$90.8	$42.2
Cash Flow from Operating Activities	$58.1	$(4.4)	$67.3	$79.5	$9.9
Capital Expenditures	$78.2	$59.4	$37.4	$23.0	$16.7
Free Cash Flow[1]	$(20.2)	$(63.8)	$29.8	$56.5	$(6.7)
Cash, Equivalents & Short-Term Investments	$124.1	$154.1	$92.8	$77.1	$70.9
Total Debt[3]	$414.2	$412.1	$275.5	$301.1	$348.6
Average Realized Price Per Ounce – Gold	$1,651	$1,664	$1,663	$1,754	$1,641
Average Realized Price Per Ounce – Silver	$26.60	$26.19	$24.21	$24.15	$16.25
Gold Ounces Produced	87,275	85,225	96,377	95,995	78,229
Silver Ounces Produced	2.6	2.4	2.8	2.6	1.6
Gold Ounces Sold	88,501	83,112	97,400	95,283	77,933
Silver Ounces Sold	2.6	2.4	2.7	2.6	1.6

Financial Results
Second quarter 2021 revenue totaled $214.9 million compared to $202.1 million in the prior period and $154.2 million in the second quarter of 2020. The Company produced 87,275 and 2.6 million ounces of gold and silver, respectively, during the quarter. Metal sales totaled 88,501 ounces of gold and 2.6 million ounces of silver.
Average realized gold and silver prices for the quarter were $1,651 and $26.60 per ounce, respectively, compared to $1,664 and $26.19 per ounce in the prior period. Gold and silver sales accounted for 68% and 32% of quarterly revenue, respectively. The Company’s U.S. operations accounted for approximately 60% of second quarter revenue, consistent with the prior period.
Costs applicable to sales2 increased to $132.6 million, largely due to higher throughput rates, an increase in maintenance costs, higher consumable costs and a non-cash inventory charge at Rochester.
General and administrative expenses for the quarter totaled $10.5 million compared to $11.6 million in the prior period, reflecting lower employee-related expenses. Full-year general and administrative expenses are expected to be slightly higher at $40 - $45 million (previous guidance of $37 - $41 million) largely driven by increased accruals for previously-granted long-term performance share awards.
Coeur invested approximately $18.6 million ($12.4 million expensed and $6.2 million capitalized) in exploration during the quarter, compared to roughly $14.9 million ($9.7 million expensed and $5.2 million capitalized) in the prior period, reflecting an increase in drilling activity across most sites. Notably, the Company completed approximately 320,400 feet (97,675 meters) of expansion and infill drilling during the period, establishing a new Company record. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
Operating costs related to COVID-19 mitigation and response efforts totaled $2.3 million during the second quarter, compared to $3.0 million in the prior period. These costs were primarily driven by employee-related expenses at Kensington and Palmarejo, and are included in “Pre-development, reclamation, and other expenses” on the Company’s income statement. Coeur continues to implement and maintain rigorous health and safety protocols across its operations and in surrounding communities aimed at limiting the exposure and transmission of COVID-19 while minimizing business interruptions.
The Company recorded an income tax expense of $15.3 million during the second quarter. Cash income and mining taxes paid during the period totaled approximately $12.4 million.
Quarterly operating cash flow totaled $58.1 million compared to $(4.4) million in the prior period, largely driven by higher metal sales and favorable changes in working capital. Changes in working capital during the quarter were $26.6 million, compared to $(45.9) million in the prior period.
Capital expenditures during the second quarter were $78.2 million compared to $59.4 million in the prior period, primarily driven by increased investment at Rochester and Silvertip. Investment related to the POA 11 expansion project at Rochester totaled $33.2 million during the quarter, compared to $28.1 million in the first quarter. Sustaining and development capital expenditures accounted for approximately 38% and 62%, respectively, of the Company’s total capital investment during the quarter.
The Company satisfied the remaining $7.1 million obligation under its prepayment agreement at Kensington and exercised an option to receive an additional $15.0 million prepayment, resulting in a net cash inflow of approximately $7.9 million in the second quarter. Coeur expects the $15.0 million cash outflow under the arrangement to occur over the next two quarters.

Strategic Investment in Victoria
During the second quarter, Coeur entered into an agreement to acquire roughly 11.1 million outstanding common shares of Victoria (approximately 17.8% of issued and outstanding shares on an undiluted basis at time of transaction) from Orion Co-VI Ltd. (“Orion”) at a price of C$13.20 per share, reflecting a 5% discount to the trailing 30-day volume weighted price for the period ended May 7, 2021.
In connection with the transaction, Orion received roughly 12.8 million shares of Coeur common stock (approximately 4.9% of issued and outstanding shares on an undiluted basis at time of transaction), based on the trailing 30-day volume weighted price of $9.17 per share, for the period ended May 7, 2021. The transaction was completed on May 14, 2021 for consideration of approximately $118.8 million. The value of Victoria’s shares held by Coeur totaled approximately $164.7 million as of June 30, 2021.

Liquidity Update
Maintaining balance sheet flexibility remains a key element of Coeur’s strategy. The Company ended the second quarter with total liquidity of approximately $389.1 million, including $124.1 million of cash and no borrowings under its $300.0 million revolving credit facility (“RCF”)4. Additionally, the aggregate borrowing capacity under its RCF may be increased by up to $100.0 million.

As of June 30, 2021, the Company also had $174.4 million of strategic investments in equity securities and the full $100.0 million available under its at-the-market common stock offering program it established in April 2020.

Hedging Update
During the second quarter, the Company added to its hedge position by executing additional zero-cost collar hedges on 6,000 ounces of its expected 2022 gold production. Coeur previously completed its gold hedging program for 2021 and continues to proactively monitor market conditions to potentially layer in additional hedges on up to 50% of expected gold production in 2022. The Company’s silver price exposure remains unhedged. An overview of the hedges currently implemented is outlined below:

	2021	2022
Gold Ounces Hedged	79,350	132,000
Avg. Ceiling ($/oz)	$1,882	$2,038
Avg. Floor ($/oz)	$1,600	$1,630

Rochester Expansion
The Company continued to execute major construction activities on the POA 11 expansion project at Rochester during the second quarter, with overall progress approximately 31% complete at the end of the period. Key elements of the project timeline remain on schedule and are highlighted below:

	Expected Start Date	Target Completion Date
Leach Pad (Incl. Ancillary Facilities)	2H 2020 ✓	Mid-2022
Merrill-Crowe Process Plant	1H 2021 ✓	YE 2022
Crushing Circuit	1H 2021 ✓	YE 2022
Supporting Infrastructure	2H 2020 ✓	Mid-2022

Coeur began placing over-liner material on the Stage VI leach pad approximately six weeks ahead of schedule following the successful swap-out of the secondary crushing unit. The Company also mobilized a cement batch plant, began construction of a new high-voltage power line and started executing electrical substation upgrades during the period. Concrete foundation work for the Merrill-Crowe process plant and crusher corridor is expected to commence during the third quarter. Additionally, structural steel erection for the crusher corridor is expected to begin in early 2022.
As of June 30, 2021, the Company has committed approximately $334 million of capital since the inception of the expansion project in the third quarter of 2020, including 76 executed contracts valued at approximately $309 million. There are six packages yet to be awarded, including two structural, mechanical, piping, electrical and instrumentation construction contracts for the Merrill-Crowe process plant and crushing circuit, respectively. The Company has begun to see signs of inflationary pressures on recent bids received for the remaining uncommitted contracts related to building materials, fuel and overall tightness in the construction market.

Additionally, Coeur has elected to allocate approximately $20 million of additional capital investment to further enhance the project’s economics and de-risk the execution of the project. The majority of this incremental capital is expected to be incurred in 2022.
The Company is also reviewing additional optimization opportunities based on key learnings from HPGR-placed material onto the current Stage IV leach pad since late 2019. The results from this work are expected to be available during the second half of 2021.
Coeur secured a capital lease package for nearly $60 million during the quarter, higher than its original target of $50 million. The package is earmarked for planned equipment purchases for the project in 2021 and 2022, and has an interest rate of 5.20%.

Operations
Second quarter 2021 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Tons milled	517,373	484,390	509,848	492,474	269,641
Average gold grade (oz/t)	0.058	0.062	0.076	0.065	0.066
Average silver grade (oz/t)	3.94	4.07	4.30	4.37	4.46
Average recovery rate – Au	92.4%	95.7%	88.9%	91.3%	86.0%
Average recovery rate – Ag	81.9%	81.3%	81.3%	82.8%	72.2%
Gold ounces produced	27,595	28,605	34,511	29,296	15,223
Silver ounces produced (000’s)	1,667	1,603	1,783	1,784	867
Gold ounces sold	30,516	25,687	35,359	27,252	16,924
Silver ounces sold (000’s)	1,640	1,638	1,767	1,765	875
Average realized price per gold ounce	$1,351	$1,462	$1,395	$1,446	$1,399
Average realized price per silver ounce	$26.71	$26.12	$24.45	$23.98	$16.35
Metal sales	$85.0	$80.3	$92.5	$81.8	$38.0
Costs applicable to sales[2]	$41.9	$34.0	$36.1	$34.3	$18.8
Adjusted CAS per AuOz[1]	$662	$621	$542	$602	$686
Adjusted CAS per AgOz[1]	$13.34	$10.98	$9.61	$10.06	$8.13
Exploration expense	$1.8	$1.7	$2.6	$2.0	$0.9
Cash flow from operating activities	$33.4	$13.2	$43.2	$49.7	$(3.5)
Sustaining capital expenditures (excludes capital lease payments)	$9.8	$10.0	$9.0	$4.9	$4.5
Development capital expenditures	$—	$—	$(0.1)	$0.1	$—
Total capital expenditures	$9.8	$10.0	$8.9	$5.0	$4.5
Free cash flow[1]	$23.6	$3.2	$34.3	$44.7	$(8.0)
Operational
•Second quarter gold and silver production totaled 27,595 and 1.7 million ounces, respectively, compared to 28,605 and 1.6 million ounces in the prior period. Gold and silver production in the second quarter of 2020 totaled 15,223 and 0.9 million ounces, respectively, reflecting a temporary suspension to comply with a COVID-19-related government decree
•Production during the quarter benefited from a 7% increase in mill throughput driven by a re-sequencing of the mine plan due to geotechnically-challenging conditions encountered during the first half of the year, partially offset by lower average gold and silver grades
Financial
•Second quarter adjusted CAS1 for gold and silver on a co-product basis increased 7% and 21% to $662 and $13.34 per ounce, respectively, compared to the prior quarter, largely driven by slightly lower average grades, higher mining rates, underground rehabilitation activities, and comparatively higher gold sales under Palmarejo’s gold stream agreement, which impacted the allocation of costs on a co-product basis
•Capital expenditures remained relatively consistent quarter-over-quarter at $9.8 million, reflecting continued investment in business improvement projects, underground development and infill drilling
•Free cash flow1 in the second quarter totaled $23.6 million compared to $3.2 million in the prior period, largely driven by the payment of cash income and mining taxes in the first quarter
Exploration

•Exploration investment for the second quarter totaled approximately $3.6 million ($1.8 million expensed and $1.8 million capitalized), compared to roughly $3.0 million ($1.7 million expensed and $1.3 million capitalized) in the prior period
•Up to eight surface and underground core rigs were active during the quarter. A total of approximately 71,200 feet (21,675 meters) were drilled during the period, including 22,900 feet (6,975 meters) of expansion and 48,300 feet (14,700 meters) of infill drilling
•Infill drilling focused on specific zones within the Independencia and Guadalupe deposits. Surface rigs targeted areas of the Hidalgo and La Patria zones (located within the Independencia and Guadalupe deposits, respectively) as well as the northern portion of the Independencia zone, while underground rigs focused on the southern portion of the Independencia zone
•Expansion drilling during the quarter focused on the Hidalgo and El Ojito (located in the northeastern portion of the Independencia deposit) zones
•Expansion and greenfield target generation is anticipated to continue moving north, northwest and east from the Independencia and Guadalupe deposits while infill drilling is expected to continue on the La Patria, North Independencia, Hidalgo and La Bavisa zones
•In parallel, a new initiative to evaluate, target and drill the Guazapares district (located east of the Palmarejo district and outside of the gold stream area of influence) was launched with the expectation of drilling to begin in the second half of the year
•Coeur plans for nine drill rigs to be active at Palmarejo in the third quarter and expects to maintain that pace for the remainder of the year
Other
•Approximately 46% (14,097 ounces) of Palmarejo’s gold sales in the second quarter were sold under its gold stream agreement at a price of $800 per ounce. The Company anticipates approximately 40% - 45% of Palmarejo’s gold sales for 2021 will be sold under the stream agreement
Guidance
•Full-year 2021 production is expected to be 100,000 - 110,000 ounces of gold and 6.5 - 7.8 million ounces of silver
•CAS1 are expected to be $635 - $735 per gold ounce (previously $710 - $810 per ounce) and $11.75 - $12.75 per silver ounce (previously $11.00 - $12.00 per ounce). The revised figures largely reflect an anticipated change in the allocation of costs on a co-product basis
•Capital expenditures are expected to be approximately $40 - $45 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Ore tons placed	3,195,777	3,240,917	4,000,889	4,523,767	3,743,331
Average silver grade (oz/t)	0.38	0.45	0.53	0.49	0.51
Average gold grade (oz/t)	0.003	0.003	0.002	0.002	0.002
Silver ounces produced (000’s)	888	774	1,020	740	728
Gold ounces produced	7,232	6,904	9,590	6,462	5,159
Silver ounces sold (000’s)	912	771	912	786	724
Gold ounces sold	7,818	6,934	8,672	6,834	5,278
Average realized price per silver ounce	$26.38	$26.34	$24.35	$24.49	$16.11
Average realized price per gold ounce	$1,794	$1,794	$1,825	$1,882	$1,702
Metal sales	$38.1	$32.8	$38.2	$32.1	$20.6
Costs applicable to sales[2]	$38.0	$24.0	$31.7	$19.1	$18.3
Adjusted CAS per AgOz[1]	$26.09	$19.07	$20.18	$14.98	$13.75
Adjusted CAS per AuOz[1]	$1,787	$1,300	$1,537	$1,148	$1,481
Exploration expense	$0.9	$0.5	$0.8	$0.5	$1.8
Cash flow from operating activities	$4.0	$(8.7)	$4.7	$2.1	$(5.6)
Sustaining capital expenditures (excludes capital lease payments)	$7.3	$2.0	$2.9	$2.5	$1.5
Development capital expenditures	$35.0	$28.2	$13.9	$7.3	$4.3
Total capital expenditures	$42.3	$30.2	$16.8	$9.8	$5.8
Free cash flow[1]	$(38.3)	$(38.9)	$(12.1)	$(7.7)	$(11.4)
Operational
•Silver and gold production increased 15% and 5% quarter-over-quarter to 0.9 million and 7,232 ounces, respectively. Year-over-year silver and gold production increased 22% and 40%, respectively
•Higher silver production was primarily driven by the breakthrough of material placed on inter-lift liners in the prior period, while gold production continued to benefit from the stacking of additional run-of-mine material during the first half of the year
•Coeur successfully completed the swap-out of the secondary crushing unit, helping the Company begin placing over-liner material on the Stage VI leach pad approximately six weeks ahead of schedule. Importantly, initial results from the new crusher have shown improvements in throughput, particle size distribution and leachability
•The Company also completed the fourth phase of its inter-lift liner strategy late in the quarter, helping to facilitate the placement of HPGR-crushed ore on shallower portions of the Stage IV leach pad
Financial
•Second quarter costs applicable to sales2 figures shown in the table above and highlighted below include a non-cash inventory charge of approximately $8.6 million related to a change in the Company’s recovery rate assumption on the Stage IV leach pad
•Second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $26.09 and $1,787 per ounce, respectively, compared to $19.07 and $1,300 per ounce in the prior period, largely driven by the non-cash charge as well as higher diesel and maintenance costs. Excluding the non-cash charge, second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $20.13 and $1,379 per ounce, respectively
•Capital expenditures increased 40% quarter-over-quarter to $42.3 million, reflecting an acceleration in the level of investment in the POA 11 expansion project as well as the ramp up of sustaining projects
•Free cash flow1 in the second quarter remained relatively consistent at $(38.3) million

Exploration
•Quarterly exploration investment totaled approximately $2.0 million ($0.9 million expensed and $1.1 million capitalized), compared to roughly $0.7 million ($0.5 million expensed and $0.2 million capitalized) in the prior period
•Two reverse circulation rigs and two core rigs were active during the quarter. Expansion drilling tested Nevada Packard, North Rochester and Lincoln Hill, while infill drilling focused on the Rochester and Nevada Packard pits. A total of approximately 27,500 feet (8,375 meters) were drilled during the period, including 12,700 feet (3,875 meters) focused on expansion and 14,800 feet (4,500 meters) focused on infill drilling
•Coeur plans to have up to four drill rigs active at Rochester for the remainder of the year. One core and one reverse circulation rig are expected to focus on infill targets at East Rochester as well as in the Rochester and Nevada Packard pits. Additionally, one core and one reverse circulation rig are anticipated to focus on expansion drilling at North Rochester, the southern portion of East Rochester and East Packard
•Greenfields and expansion drilling are scheduled to continue at Lincoln Hill, Independence Hill and Gold Ridge late in the third quarter
Guidance
•Full-year 2021 production is expected to be 3.2 - 4.4 million ounces of silver and 22,500 - 32,500 ounces of gold
•CAS1 in 2021 are expected to be $20.00 - $22.00 per silver ounce (previously $15.00 - $17.00 per ounce) and $1,350 - $1,500 per gold ounce (previously $1,180 - $1,330 per ounce). The revised figures reflect the non-cash charge as well as higher anticipated diesel, labor and maintenance costs
•Capital expenditures are expected to be approximately $155 - $200 million (previously $155 - $195 million)

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Tons milled	168,311	170,358	179,636	163,276	170,478
Average gold grade (oz/t)	0.18	0.19	0.20	0.18	0.21
Average recovery rate	92.7%	93.2%	93.0%	93.7%	92.0%
Gold ounces produced	28,322	30,681	32,990	26,797	33,058
Gold ounces sold	26,796	31,595	31,830	27,815	32,367
Average realized price per gold ounce, gross	$1,851	$1,754	$1,837	$1,917	$1,762
Treatment and refining charges per gold ounce	$30	$30	$37	$35	$57
Average realized price per gold ounce, net	$1,821	$1,724	$1,800	$1,882	$1,705
Metal sales	$48.8	$54.5	$57.2	$52.4	$55.2
Costs applicable to sales[2]	$29.2	$31.4	$29.3	$31.5	$30.4
Adjusted CAS per AuOz[1]	$1,088	$989	$919	$1,128	$934
Prepayment, working capital cash flow	$7.9	$(7.9)	$5.1	$(5.1)	$7.0
Exploration expense	$1.3	$1.1	$0.8	$3.4	$2.6
Cash flow from operating activities	$19.4	$11.0	$31.0	$9.1	$27.8
Sustaining capital expenditures (excludes capital lease payments)	$6.0	$7.2	$5.8	$5.3	$3.9
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$6.0	$7.2	$5.8	$5.3	$3.9
Free cash flow[1]	$13.4	$3.8	$25.2	$3.8	$23.9
Operational
•Gold production in the second quarter totaled 28,322 ounces, compared to 30,681 ounces in the prior period and 33,058 ounces in the second quarter of 2020
•Lower production during the quarter was driven by a modest reduction in mill throughput largely due to additional planned mill maintenance as well as slightly lower average head grade due to stope and development ore sequencing
•Jualin accounted for approximately 20% of Kensington’s second quarter production, slightly higher than the prior period of roughly 17%, due to the processing of additional development ore
Financial
•Adjusted CAS1 increased 10% quarter-over-quarter to $1,088 per ounce, largely driven by fewer gold ounces sold as well as additional contractor support and higher diesel prices
•Capital expenditures decreased 17% quarter-over-quarter to $6.0 million, primarily due to lower capital development and a shift towards more expansion drilling during the period
•Free cash flow1 in the second quarter totaled $13.4 million, including a net cash inflow of $7.9 million associated with the Company’s prepayment agreement at Kensington. Excluding the effect of the prepayment, free cash flow1 totaled approximately $5.5 million in the second quarter
Exploration
•Exploration investment in the quarter totaled approximately $1.9 million ($1.3 million expensed and $0.6 million capitalized), compared to $2.1 million ($1.1 million expensed and $1.0 million capitalized) in the prior period
•Two underground core rigs were active during the quarter, drilling from the Elmira development drift established in 2020. A total of approximately 32,800 feet (9,975 meters) were drilled during the period, including 21,900 feet (6,675 meters) of expansion and 10,900 feet (3,300 meters) of infill drilling
•Infill and expansion drilling primarily focused on the Elmira vein, while expansion holes into the Johnson vein (located roughly 500 feet east of Elmira) were also completed
•A third underground rig was added, and all three rigs are expected to remain active during the remainder of the year targeting the Elmira and Johnson veins as well as the Kensington Main, Eureka and Raven veins
•Additionally, two surface core rigs began drilling the upper portions of the Jualin, Big Lake, Gold King and Valentine-Tremming targets in July
Guidance
•Production in 2021 is expected to be 115,000 - 130,000 ounces of gold
•CAS1 in 2021 are expected to be $1,010 - $1,110 per gold ounce
•Capital expenditures are expected to be approximately $23 - $30 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Ore tons placed	1,025,481	1,114,043	1,047,647	1,315,542	1,401,237
Average gold grade (oz/t)	0.032	0.030	0.024	0.025	0.032
Gold ounces produced	24,126	19,035	19,286	33,440	24,789
Silver ounces produced (000’s)	33	26	33	42	25
Gold ounces sold	23,371	18,896	21,539	33,382	23,364
Silver ounces sold (000’s)	31	26	35	41	23
Average realized price per gold ounce	$1,801	$1,791	$1,835	$1,872	$1,715
Metal sales	$42.9	$34.5	$40.3	$63.5	$40.5
Costs applicable to sales[2]	$23.4	$18.7	$21.4	$27.9	$22.5
Adjusted CAS per AuOz[1]	$963	$952	$954	$804	$804
Exploration expense	$0.1	$0.1	$0.3	$0.5	$0.1
Cash flow from operating activities	$17.3	$7.8	$14.1	$39.1	$19.1
Sustaining capital expenditures (excludes capital lease payments)	$0.3	$0.4	$1.2	$0.5	$0.3
Development capital expenditures	$1.1	$1.1	$—	$—	$—
Total capital expenditures	$1.4	$1.5	$1.2	$0.5	$0.3
Free cash flow[1]	$15.9	$6.3	$12.9	$38.6	$18.8
Operational
•Gold production increased 27% quarter-over-quarter to 24,126 ounces, largely driven by the placement of higher average grade material during the first half of the year. Year-over-year gold production decreased 3%
Financial
•Adjusted CAS1 on a by-product basis remained relatively consistent quarter-over-quarter at $963 per ounce, largely driven by higher gold ounces sold, additional material moved and processed, and increased diesel costs
•Second quarter capital expenditures remained relatively consistent quarter-over-quarter at $1.4 million, reflecting continued investment in infill drilling and timing of sustaining projects

•Free cash flow1 was $15.9 million in the second quarter compared to $6.3 million in the first quarter, largely driven by higher operating cash flow
Exploration
•Exploration investment remained relatively consistent quarter-over-quarter at approximately $1.2 million (substantially all capitalized), reflecting the continuation of Coeur’s largest drilling campaign at the operation since acquisition
•A total of approximately 38,100 feet (11,600 meters) were drilled during the period using one reverse circulation rig, focused on infill targets at the Portland Ridge – Boston claim group (located on the southern edge of the operation), and in the Flossie (located west of Portland Ridge), Sunshine (near Flossie) and Juno areas (located north of the Portland pit)
•Coeur plans to continue drilling in the Flossie, eastern Portland Ridge and Juno areas, and expects to complete the program during the third quarter
Guidance
•Gold production in 2021 is expected to be 85,000 - 95,000 ounces
•CAS1 in 2021 are expected to be $960 - $1,060 per gold ounce
•Capital expenditures are expected to be approximately $5 - $8 million

Silvertip, British Columbia

(Dollars in millions)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Metal sales	$—	$—	$—	$—	$—
Costs applicable to sales[2]	$—	$—	$—	$—	$—
Exploration expense	$3.6	$2.9	$5.1	$3.9	$2.9
Cash flow from operating activities	$(9.6)	$(7.5)	$(8.2)	$(8.2)	$(14.9)
Sustaining capital expenditures (excludes capital lease payments)	$6.0	$5.7	$(0.5)	$(1.8)	$1.9
Development capital expenditures	$12.5	$4.7	$5.0	$3.9	$—
Total capital expenditures	$18.5	$10.4	$4.5	$2.1	$1.9
Free cash flow[1]	$(28.1)	$(17.9)	$(12.7)	$(10.3)	$(16.8)
•Mining and processing activities were temporarily suspended at Silvertip on February 19, 2020 (unrelated to COVID-19)
Operational
•Ongoing technical work and successful exploration results continue to bolster Coeur’s confidence in a potential expansion and restart of Silvertip. The Company is currently working with SNC-Lavalin to complete engineering for the expansion, better define the estimated capital investment and develop a new mine plan based on continued successful drilling results
•Coeur also signed an early works construction contract with Kiewit Corporation during the quarter to (i) take advantage of the summer construction season to complete several surface projects to de-risk the schedule, (ii) help facilitate the execution of major construction, and (iii) preserve optionality for a potential restart of active mining and processing activities in 2023
•The scope of early works includes foundation preparation and decommissioning of certain sections of the mill, primarily focused on the flotation, de-watering and filtration circuits, that would be upgraded as part of an expansion

•The Company plans to release an updated mine plan and economic analysis for Silvertip in early 2022 and file a new technical report that will incorporate an updated reserve and resource as well as an optimized capital estimate reflecting a 1,750 tonnes per day flowsheet
Financial
•Ongoing carrying costs in the second quarter were $6.4 million, compared to $6.9 million in the prior period
•Capital expenditures during the second quarter totaled $18.5 million compared to $10.4 million in the prior period, largely reflecting additional work related to the potential restart and expansion of Silvertip
Exploration
•Exploration investment in the second quarter totaled approximately $5.2 million ($3.6 million expensed and $1.6 million capitalized), compared to roughly $4.5 million ($2.9 million expensed and $1.6 million capitalized) in the prior period
•Five core rigs were active during the quarter, three rigs were on surface and two were underground. A total of approximately 86,200 feet (26,250 meters) were drilled during the period, including 62,400 feet (19,000 meters) of expansion and 23,800 feet (7,250 meters) of infill drilling
•Infill and expansion drilling (both from surface and underground) focused on the 65 zone (including the recently discovered Southern Silver zone), and Discovery, Camp Creek and Tour Ridge zones
•After successfully intercepting mineralization, underground drilling ramped up with two rigs focused on expanding the 65 zone, including the Southern Silver zone
•As modeling began to show the shape of the Southern Silver zone, a surface rig commenced infill drilling to better define the zone. Notably, it appears that the Southern Silver zone connects the Silver Creek zone (an original source of mining material) with the Discovery South zone (drilled in 2020), representing potential for meaningful resource growth at Silvertip
•Underground drilling is scheduled to remain focused on expansion and infill targets within the Southern Silver zone over the coming months, while three to four active surface rigs are expected to continue targeting the Camp Creek, Southern Silver and Tour Ridge zones
Other
•Coeur repurchased an existing net smelter returns royalty (“NSR”) at Silvertip for $7.0 million during the second quarter. The terms of the NSR required payment of 1.429% (plus gross up for applicable withholding taxes) of net smelter returns on the first 1,434,000 metric tonnes of mineralized material mined, and 1.00% (plus gross up for applicable withholding taxes) thereafter, from the mining lease that covers the current Silvertip mine resource base and exploration targets described in the Company’s press release published on June 15, 2021
Guidance
•Given ongoing engineering and technical work as well as the commencement of early works with respect to a potential expansion and restart, capital expenditures are expected to total $75 - $90 million (previously $35 - $45 million) in 2021 depending on weather conditions and availability of supplies and labor

Exploration
During the second quarter, the Company drilled a record of roughly 320,400 feet (97,675 meters) at a total investment of approximately $18.6 million ($12.4 million expensed and $6.2 million capitalized), compared to roughly 256,500 feet (78,175 meters) at a total investment of approximately $14.9 million ($9.7 million expensed and $5.2 million capitalized) in the prior period. The increase in exploration activity was largely driven by a ramp up of drilling at Palmarejo, Rochester and Crown as well as the continuation of expansion and infill programs across the rest of the Company’s portfolio.
Up to four drill rigs were active at Crown during the second quarter. Three reverse circulation rigs drilled expansion holes at Daisy, SNA and C-Horst, while one diamond core rig was active at Daisy, Secret Pass, SNA and C-Horst to better characterize metallurgic and geologic domains. The Company drilled approximately 64,800 feet (19,750 meters) during the quarter, compared to approximately 40,300 feet (12,275 meters) in the prior period.
Coeur plans to continue the same pace of exploration at Crown for the remainder of the year, with three reverse circulation rigs scheduled to conduct expansion drilling within its 300-acre disturbance permit on the property. The Company also expects to receive an amended disturbance permit during the third quarter to begin expanding C-Horst to the south. A core rig is planned to be used intermittently at Crown, shared with Rochester, to infill specific resource shapes to gather additional metallurgical and engineering information.
Coeur’s exploration programs continue to generate meaningful new discoveries and identify future growth opportunities. Accordingly, the Company expects to invest $70 - $80 million in exploration in 2021 (previously $63 - $72 million), including $52 - $57 million (previously $46 - $51 million) and $18 - $23 million (previously $17 - $21 million) of expensed and capitalized drilling, respectively. The increase in expected expensed exploration reflects additional planned expansion drilling at Silvertip and Crown, while higher capitalized exploration is largely related to additional planned infill drilling at Kensington.

2021 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,500 - 7,750
Rochester	22,500 - 32,500	3,200 - 4,400
Kensington	115,000 - 130,000	—
Wharf	85,000 - 95,000	—
Total	322,500 - 367,500	9,700 - 12,150

2021 Costs Applicable to Sales Guidance

	Previous		Updated
	Gold	Silver	Gold	Silver
	($/oz)	($/oz)	($/oz)	($/oz)
Palmarejo (co-product)	$710 - $810	$11.00 - $12.00	$635 - $735	$11.75 - $12.75
Rochester (co-product)	$1,180 - $1,330	$15.00 - $17.00	$1,350 - $1,500	$20.00 - $22.00
Kensington	$1,010 - $1,110	—	$1,010 - $1,110	—
Wharf (by-product)	$960 - $1,060	—	$960 - $1,060	—

2021 Capital, Exploration and G&A Guidance

	Previous	Updated
	($M)	($M)
Capital Expenditures, Sustaining	$80 - $100	$80 - $100
Capital Expenditures, Development	$180 - $225	$220 - $275
Exploration, Expensed	$46 - $51	$52 - $57
Exploration, Capitalized	$17 - $21	$18 - $23
General & Administrative Expenses	$37 - $41	$40 - $45

Note: The Company’s previous guidance assumes $1,850/oz gold and $24.00/oz silver as well as CAD of 1.27 and MXN of 19.50, and exclude the impact of any metal sales or foreign exchange hedges. The Company’s updated guidance reflects realized prices and hedge gains/losses through May 31, 2021, estimated prices of $1,750/oz gold and $25.00/oz silver as well as CAD of 1.20 and MXN of 20.50.

Financial Results and Conference Call
Coeur will host a conference call to discuss its second quarter 2021 financial results on July 29, 2021 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through August 5, 2021.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        101 57 175

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, cash flow, capital allocation and investment, returns, results, value, liquidity, exploration and development efforts and plans, resource growth, expectations regarding the potential restart at Silvertip, expectations regarding the Rochester POA 11 expansion project, technical report timing, hedging strategies, the impact of inflation, anticipated production, costs and expenses, COVID-19 mitigation efforts, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions and, grade variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties, including the recently-filed Technical Report for Rochester, as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2020 and our Form 10-Q for the quarter ended March 31, 2021.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Please see table in Appendix for the calculation of consolidated free cash flow.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.
4. As of June 30, 2021, Coeur had $35.0 million in outstanding letters of credit under its RCF.

Average Spot Prices

	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Average Gold Spot Price Per Ounce	$1,816	$1,794	$1,874	$1,908	$1,711
Average Silver Spot Price Per Ounce	$26.69	$26.26	$24.39	$24.26	$16.38
Average Zinc Spot Price Per Pound	$1.32	$1.25	$1.19	$1.06	$0.89
Average Lead Spot Price Per Pound	$0.97	$0.91	$0.86	$0.85	$0.76

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2021	December 31, 2020
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$124,075	$92,794
Receivables	22,867	23,484
Inventory	54,471	51,210
Ore on leach pads	81,773	74,866
Prepaid expenses and other	20,949	27,254
	304,135	269,608
NON-CURRENT ASSETS
Property, plant and equipment, net	272,558	230,139
Mining properties, net	786,695	716,790
Ore on leach pads	73,487	81,963
Restricted assets	9,274	9,492
Equity securities	174,370	12,943
Receivables	26,642	26,447
Other	60,847	56,595
TOTAL ASSETS	$1,708,008	$1,403,977
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$107,362	$90,577
Accrued liabilities and other	89,311	119,158
Debt	28,876	22,074
Reclamation	2,299	2,299
	227,848	234,108
NON-CURRENT LIABILITIES
Debt	385,370	253,427
Reclamation	140,936	136,975
Deferred tax liabilities	39,598	34,202
Other long-term liabilities	45,847	51,786
	611,751	476,390
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 257,046,847 issued and outstanding at June 30, 2021 and 243,751,283 at December 31, 2020	2,570	2,438
Additional paid-in capital	3,732,296	3,610,297
Accumulated other comprehensive income (loss)	7,457	(11,136)
Accumulated deficit	(2,873,914)	(2,908,120)
	868,409	693,479
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,708,008	$1,403,977

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	In thousands, except share data
Revenue	$214,858	$154,249	$416,975	$327,416
COSTS AND EXPENSES
Costs applicable to sales(1)	132,595	90,015	240,742	208,932
Amortization	31,973	27,876	61,910	64,038
General and administrative	10,467	8,616	22,021	17,536
Exploration	12,446	11,855	22,112	18,241
Pre-development, reclamation, and other	12,738	18,675	26,450	25,230
Total costs and expenses	200,219	157,037	373,235	333,977
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	—	(9,173)	—
Fair value adjustments, net	37,239	10,067	33,440	1,248
Interest expense, net of capitalized interest	(5,093)	(5,765)	(10,003)	(10,893)
Other, net	701	121	4,328	2,002
Total other income (expense), net	32,847	4,423	18,592	(7,643)
Income (loss) before income and mining taxes	47,486	1,635	62,332	(14,204)
Income and mining tax (expense) benefit	(15,340)	(2,844)	(28,126)	1,095
NET INCOME (LOSS)	$32,146	$(1,209)	$34,206	$(13,109)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	(2,982)	(7,097)	24,376	(6,891)
Reclassification adjustments for realized (gain) loss on cash flow hedges	(3,061)	(679)	(5,783)	(679)
Other comprehensive income (loss)	(6,043)	(7,776)	18,593	(7,570)
COMPREHENSIVE INCOME (LOSS)	$26,103	$(8,985)	$52,799	$(20,679)

NET INCOME (LOSS) PER SHARE
Basic	$0.13	$(0.01)	$0.14	$(0.05)

Diluted	$0.13	$(0.01)	$0.14	$(0.05)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$32,146	$(1,209)	$34,206	$(13,109)
Adjustments:
Amortization	31,973	27,876	61,910	64,038
Accretion	2,965	2,908	5,870	5,755
Deferred taxes	5,100	(1,545)	5,224	(7,032)
Loss on debt extinguishment	—	—	9,173	—
Fair value adjustments, net	(37,239)	(10,067)	(33,440)	(1,248)
Stock-based compensation	3,256	2,287	7,512	4,300
Gain on modification of right of use lease	—	—	—	(4,051)
Write-downs	—	5,208	—	15,589
Deferred revenue recognition	(7,255)	(8,134)	(15,601)	(15,682)
Other	496	(913)	(1,832)	(2,005)
Changes in operating assets and liabilities:
Receivables	961	(1,536)	1,960	(2,349)
Prepaid expenses and other current assets	1,328	1,081	673	735
Inventory and ore on leach pads	3,259	(8,056)	(14,227)	(29,981)
Accounts payable and accrued liabilities	21,069	2,047	(7,728)	(13,004)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	58,059	9,947	53,700	1,956
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(78,223)	(16,682)	(137,647)	(38,890)
Proceeds from the sale of assets	968	9	5,556	4,515
Purchase of investments	(876)	—	(876)	—
Sale of investments	—	19,802	935	19,802
Other	(13)	(183)	(30)	(200)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(78,144)	2,946	(132,062)	(14,773)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes and bank borrowings, net of issuance costs	—	100,000	367,493	150,000
Payments on debt, finance leases, and associated costs	(9,611)	(95,713)	(253,578)	(101,614)
Silvertip contingent consideration	—	—	—	(18,750)
Other	(233)	141	(4,158)	(1,832)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9,844)	4,428	109,757	27,804
Effect of exchange rate changes on cash and cash equivalents	(56)	929	(107)	303
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(29,985)	18,250	31,288	15,290
Cash, cash equivalents and restricted cash at beginning of period	155,443	54,058	94,170	57,018
Cash, cash equivalents and restricted cash at end of period	$125,458	$72,308	$125,458	$72,308

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 2Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Net income (loss)	$72,942	$32,146	$2,060	$11,880	$26,856	$(1,209)
Interest expense, net of capitalized interest	19,818	5,093	4,910	4,719	5,096	5,765
Income tax provision (benefit)	66,266	15,340	12,786	25,027	13,113	2,844
Amortization	129,259	31,973	29,937	35,133	32,216	27,876
EBITDA	288,285	84,552	49,693	76,759	77,281	35,276
Fair value adjustments, net	(39,793)	(37,239)	3,799	(4,110)	(2,243)	(10,067)
Foreign exchange (gain) loss	3,452	499	773	1,581	599	(11)
Asset retirement obligation accretion	11,869	2,965	2,905	3,031	2,968	2,908
Inventory adjustments and write-downs	715	267	572	105	(230)	793
(Gain) loss on sale of assets and securities	(1,807)	(621)	(4,053)	391	2,476	(9)
Loss on debt extinguishment	9,172	—	9,172	—	—	—
Silvertip inventory write-down	1,232	—	—	—	1,232	2,104
Silvertip temporary suspension costs	1,930	—	—	1,092	838	1,725
COVID-19 costs	14,495	2,315	3,005	5,138	4,037	6,108
Novation	3,819	—	—	—	3,819	—
Wharf inventory write-down	—	—	—	—	—	3,323
Adjusted EBITDA	$293,369	$52,738	$65,866	$83,987	$90,777	$42,150
Revenue	$875,020	$214,858	$202,117	$228,317	$229,728	$154,249
Adjusted EBITDA Margin	34%	25%	33%	37%	40%	27%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Net income (loss)	$32,146	$2,060	$11,880	$26,856	$(1,209)
Fair value adjustments, net	(37,239)	3,799	(4,110)	(2,243)	(10,067)
Foreign exchange loss (gain)	1,503	(43)	4,692	1,233	626
(Gain) loss on sale of assets and securities	(621)	(4,053)	391	2,476	(9)
Loss on debt extinguishment	—	9,172	—	—	—
Silvertip inventory write-down	—	—	—	1,232	2,104
Silvertip temporary suspension costs	—	—	1,092	838	1,725
COVID-19 costs	2,315	3,005	5,138	4,037	6,108
Novation	—	—	—	3,819	—
Wharf inventory write-down	—	—	—	—	3,323
Tax effect of adjustments	1,056	—	—	—	—
Adjusted net income (loss)	$(840)	$13,940	$19,083	$38,248	$2,601

Adjusted net income (loss) per share - Basic	$0.00	$0.06	$0.08	$0.16	$0.01
Adjusted net income (loss) per share - Diluted	$0.00	$0.06	$0.08	$0.16	$0.01

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Cash flow from operations	$58,059	$(4,359)	$67,289	$79,464	$9,947
Capital expenditures	78,223	59,424	37,393	22,996	16,682
Free cash flow	$(20,164)	$(63,783)	$29,896	$56,468	$(6,735)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Cash provided by (used in) operating activities	$58,059	$(4,359)	$67,289	$79,464	$9,947
Changes in operating assets and liabilities:
Receivables	(961)	(999)	5,617	1,497	1,536
Prepaid expenses and other	(1,328)	655	1,435	1,921	(1,081)
Inventories	(3,259)	17,486	1,491	3,066	8,056
Accounts payable and accrued liabilities	(21,069)	28,797	(17,331)	(28,570)	(2,047)
Operating cash flow before changes in working capital	$31,442	$41,580	$58,501	$57,378	$16,411

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,189	$44,537	$41,913	$26,437	$1,185	$164,261
Amortization	(8,271)	(6,506)	(12,710)	(2,994)	(1,185)	(31,666)
Costs applicable to sales	$41,918	$38,031	$29,203	$23,443	$—	$132,595
Inventory Adjustments	155	(272)	(57)	(91)	—	(265)
By-product credit	—	—	—	(839)	—	(839)
Adjusted costs applicable to sales	$42,073	$37,759	$29,146	$22,513	$—	$131,491

Metal Sales
Gold ounces	30,516	7,818	26,796	23,371	—	88,501
Silver ounces	1,639,620	911,861	—	31,421	—	2,582,902
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	37%	100%	100%
Silver	52%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$662	$1,787	$1,088	$963
Silver ($/oz)	$13.34	$26.09			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$43,047	$27,610	$44,839	$21,207	$1,086	$137,789
Amortization	(9,059)	(3,577)	(13,445)	(2,475)	(1,086)	(29,642)
Costs applicable to sales	$33,988	$24,033	$31,394	$18,732	$—	$108,147
Inventory Adjustments	(57)	(313)	(151)	(52)	—	(573)
By-product credit	—	—	—	(700)	—	(700)
Adjusted costs applicable to sales	$33,931	$23,720	$31,243	$17,980	$—	$106,874

Metal Sales
Gold ounces	25,687	6,934	31,595	18,896		83,112
Silver ounces	1,637,695	771,354	—	26,455	—	2,435,504
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$621	$1,300	$989	$952
Silver ($/oz)	$10.98	$19.07			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,672	$36,828	$42,486	$24,300	$—	$152,286
Amortization	(12,516)	(5,112)	(13,179)	(2,848)	—	(33,655)
Costs applicable to sales	$36,156	$31,716	$29,307	$21,452	$—	$118,631
Inventory Adjustments	(24)	24	(56)	(49)	—	(105)
By-product credit	—	—	—	(864)	—	(864)
Adjusted costs applicable to sales	$36,132	$31,740	$29,251	$20,539	$—	$117,662

Metal Sales
Gold ounces	35,359	8,672	31,830	21,539		97,400
Silver ounces	1,766,714	912,335		35,794	—	2,714,843
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	53%	42%	100%	100%
Silver	47%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$542	$1,537	$919	$954
Silver ($/oz)	$9.61	$20.18			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,163	$22,382	$43,053	$31,887	$1,185	$144,670
Amortization	(11,912)	(3,278)	(11,523)	(4,000)	(1,185)	(31,898)
Costs applicable to sales	$34,251	$19,104	$31,530	$27,887	$—	$112,772
Inventory Adjustments	(100)	517	(141)	(46)	—	230
By-product credit	—	—	—	(1,007)	—	(1,007)
Adjusted costs applicable to sales	$34,151	$19,621	$31,389	$26,834	$—	$111,995

Metal Sales
Gold ounces	27,252	6,834	27,815	33,382		95,283
Silver ounces	1,765,371	785,887		40,521	—	2,591,779
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	40%	100%	100%
Silver	52%	60%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$602	$1,148	$1,128	$804
Silver ($/oz)	$10.06	$14.98			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$26,095	$21,348	$43,235	$25,653	$1,231	$117,562
Amortization	(7,270)	(3,012)	(12,853)	(3,181)	(1,231)	(27,547)
Costs applicable to sales	$18,825	$18,336	$30,382	$22,472	$—	$90,015
Inventory Adjustments	(106)	(566)	(139)	(3,304)	—	(4,115)
By-product credit	—	—	—	(385)	—	(385)
Adjusted costs applicable to sales	$18,719	$17,770	$30,243	$18,783	$—	$85,515

Metal Sales
Gold ounces	16,924	5,278	32,367	23,364		77,933
Silver ounces	874,642	723,679		22,707	—	1,621,028
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	62%	44%	100%	100%
Silver	38%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$686	$1,481	$934	$804
Silver ($/oz)	$8.13	$13.75			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales Adjusted for Recovery Rate Adjustment
for Three Months Ended June 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,189	$44,537	$41,913	$26,437	$1,185	$164,261
Amortization	(8,271)	(6,506)	(12,710)	(2,994)	(1,185)	(31,666)
Costs applicable to sales	$41,918	$38,031	$29,203	$23,443	$—	$132,595
Inventory Adjustments	155	(272)	(57)	(91)	—	(265)
Rochester recovery rate adjustment		(8,628)
By-product credit	—	—	—	(839)	—	(839)
Adjusted costs applicable to sales	$42,073	$29,131	$29,146	$22,513	$—	$131,491

Metal Sales
Gold ounces	30,516	7,818	26,796	23,371	—	88,501
Silver ounces	1,639,620	911,861	—	31,421	—	2,582,902
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	37%	100%	100%
Silver	52%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$662	$1,379	$1,088	$963
Silver ($/oz)	$13.34	$20.13			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for Updated 2021 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$200,530	$122,480	$190,150	$102,610
Amortization	(37,530)	(14,930)	(60,800)	(10,910)
Costs applicable to sales	$163,000	$107,550	$129,350	$91,700
By-product credit	—	—	—	(2,730)
Adjusted costs applicable to sales	$163,000	$107,550	$129,350	$88,970

Metal Sales
Gold ounces	110,000	29,110	127,500	89,200
Silver ounces	7,021,200	3,312,230		106,150

Revenue Split
Gold	46%	38%	100%	100%
Silver	54%	62%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$635 - $735	$1,350 - $1,500	$1,010 - $1,110	$960 - $1,060
Silver ($/oz)	$11.75 - $12.75	$20.00 - $22.00

Reconciliation of Costs Applicable to Sales for Previous 2021 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$196,255	$105,557	$188,349	$99,746
Amortization	(39,208)	(15,899)	(59,756)	(11,524)
Costs applicable to sales	$157,047	$89,658	$128,593	$88,222
By-product credit	—	—	—	(2,255)
Adjusted costs applicable to sales	$157,047	$89,658	$128,593	$85,967

Metal Sales
Gold ounces	107,900	27,200	127,000	89,000
Silver ounces	7,128,000	3,807,000		93,000

Revenue Split
Gold	49%	36%	100%	100%
Silver	51%	64%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$710 - $810	$1,180 - $1,330	$1,010 - $1,110	$960 - $1,060
Silver ($/oz)	$11.00 - $12.00	$15.00 - $17.00